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                                                                   Exhibit 10.14

                                              December 6, 1999



Mr. Adam Victor
Project Orange Associates, L.P.
630 First Avenue
New York, NY 10016

Re:  Contract Optimization/Energy Marketing Services for Project Orange

Dear Adam:

     The purpose of this letter ("Marketing Agreement") is to confirm the understanding between Project Orange Associates, L.P. ("POA") and Niagara Mohawk Energy Marketing, Inc. ("NMEM") with respect to the performance of certain dispatch and contract optimization services for POA by NMEM.

     POA owns an 80MW cogeneration plant located in Syracuse, New York (the "Facility"). POA has requested NMEM, and NMEM agrees to provide certain services described below for the purpose of assisting POA in maximizing its economic performance under certain of its contracts. Accordingly, the Parties agree to the following terms and conditions:

     1.   The "POA Contracts" that NMEM will assist in managing are as follows:

          a. Restated Gas Sale and Purchase Agreement dated March 18, 1991 between Project Orange Associates, L.P., Noranda Inc. and Canadian Hunter Exploration Ltd.

          b. Gas Transportation Agreement dated June 26, 1992 between Tennessee Gas Pipeline Company and Project Orange Associates, L.P.

          c. Firm Natural Gas Transportation Agreement dated March 29, 1991 between Tennessee Gas Pipeline Company and Project Orange Associates, L.P.
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          d.   Gas Transportation Agreement dated November 19, 1987 between
               Tennessee Gas Pipeline Company and Gas Alternative Systems, Inc.

          e. Firm Service Contract dated October 11, 1990 between Transcanada Pipelines Limited and Canadian Hunter Exploration Ltd.

          f. ISDA (International Swap Dealers Association, Inc.) Master Agreement dated June 30, 1998.

          g.. Power Put Agreement dated September 19, 1986 between Project Orange Associates, L.P. and Niagara Mohawk Power Corporation.

          h. Steam Contract, dated February 27, 1990, between Project Orange Associates, L.P. and Syracuse University.

          i. Operating Agreement, dated February 27, 1990, between Syracuse University and Project Orange Associates, L.P.

     2. POA will appoint NMEM as its exclusive agent for the purpose of allowing NMEM to acquire and sell electric and natural gas supplies as well as transmission and transportation and related services on behalf of the Facility. The Parties will work together to develop trading procedures and to define NMEM's authority, NMEM shall use its best efforts to assist POA in maximizing the value of its electric and natural gas assets. The functions that NMEM shall perform will include, but are not limited to:

          a. Establish seasonal, monthly and daily plans that seek profit opportunities in the forward power and natural gas markets and manage risk.

          b. Directing the dispatch of the Facility, and the boilers owned by Syracuse University, to their most economic level subject to the constraints identified by POA. Through its day-ahead and real time trading operations, NMEM will continuously evaluate and maximize the market opportunities and options contained within POA'S portfolio, This would include continuous redispatch of the Facility as well as continuous reconfiguration of energy transactions and transmission/transportation rights.

          c. Market the electricity produced by the Facility. This will include entering into bilateral transactions and/or submitting bids into the New York Independent System Operator ("NYISO") markets for capacity, energy and ancillary services. The Parties will jointly develop a marketing strategy that will not compromise the Facility's ability to hedge the Indexed Swap Agreement.

          d. Remarketing any natural gas and transportation owned by POA. In addition,
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               NMEM will economically nominate, within contract constraints, natural gas volumes with pipelines and LDCs.

          e. Exercising the options contained in the Facility's Power Put agreement with NMPC. NMEM will also provide the notices and schedules required in Paragraph 3 the Power Put Agreement.

          f. Advise and assist in the remarketing of the Facility's emissions credits.

     3. POA represents and warrants that it shall designate a representative that can authorize NMEM to implement transactions on behalf of POA on a timely basis. Confirmations for such transactions may be made via taped telephone conversation and followed-up with a written confirmation, Neither party shall object to the introduction into evidence of any legal proceeding or arbitration of taped telephone conversations for the purpose of confirming transactions centered into by NMEM on behalf of POA. POA will execute all reasonable documentation required for it to obtain transmission and transportation services and acquire or sell electric supplies recommended to it by NMEM. Except as specifically set forth in the Asset Management Agreement between the parties, POA shall be responsible for billing, credit and collection matters associated with transactions arranged by NMEM for POA, NMEM will provide POA with the necessary information for such functions. NMEM does not assume any financial responsibility nor should POA represent that NMEM will assume such responsibility for any transactions. Notwithstanding the foregoing, NMEM may enter into electricity or natural gas transactions with POA as provided in Paragraph 6.

     4. It is NMEM's objective to enhance the financial performance of the Facility and POA contracts by assisting POA in the management of its contracts and dispatch of its Facility so that POA obtains more Net Revenue, as defined below, than it would have obtained by simply selling the generating output of its Facility to NMPC under the Power Put Agreement with NMPC. Accordingly, the incremental Net Revenue created by NMEM as a result of its performance hereunder shall be called "Optimization Revenue". Such Optimization Revenue shall be defined as the actual net revenues realized by POA less the theoretical net revenues that would have been realized by POA under a mode of operation where, (i) the Facility is operated as a base loaded plant, and (ii) for each hour that the Facility is available, the Facility is operated and the electricity generated by the Facility is sold to NMPC, in amounts up to the maximum allowed under the Power Put Agreement between POA and NMPC.

     5. NMEM's compensation under this Marketing Agreement shall be limited to an incentive fee, The incentive fee shall equal to a percentage of the Optimization Revenue realized by POA in each Contract Year. A Contract Year shall be defined as the twelve consecutive month period commencing January 1, 2000 and each succeeding twelve-month consecutive month period. POA shall compensate NMEM on a monthly basis
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          pursuant to Paragraph "8" below, based upon NMEM's performance under the following schedule in each Contract Year:

                  Optimization Revenue    NMEM Compensation
                  --------------------    -----------------

                  First $2 Million              0%
                  Next $2 Million               5%
                  Amount above S4 million      10%

     6. In order to implement some of the activities set forth in paragraph 2 or any additional recommendations of NMEM, NMEM may, from time to time, enter into natural gas or electricity purchase or sale transactions with POA. Any such transactions may be provided at NMEM's cost and made under the terms of a Power Purchase and Sale Agreement ("Power Agreement") or a Natural Gas Purchase and Sale Agreement ("Natural Gas Agreement") between NMEM and POA.

     7. This Marketing Agreement shall commence on December 6, 1999. Either Party may terminate this Marketing Agreement upon forty-five (45) days prior written notice to the other Party; provided however, that the termination of this Marketing Agreement shall not affect the Power Agreement or the Natural Gas Agreement, termination of such agreements and any transactions thereunder shall be governed by the terms of such agreements. In the event this Marketing Agreement is terminated prior to the end of any Contract Year, then NMEM's compensation determined pursuant to paragraph "5" shall be determined on a pro rata basis to the date of termination and for purposes of such calculation, the Optimization Revenue and the thresholds contained in paragraph "5" shall also be pro rated to the date of termination.

     8. Following the beginning of each calendar month, NMEM shall prepare and deliver an invoice to POA for services provided under this Marketing Agreement each month. Such invoice shall include information concerning transaction activity in sufficient detail to demonstrate amounts due under the incentive fee. The amount stated in such invoice shall be payable by wire transfer on or before the 25th of the month following the month of service, unless the invoice is not received by the 15/th/, in which case it shall be due ten (10) days after receipt by POA. POA reserves the right to audit NMEM's records relating to the calculation of the invoice. Interest on unpaid amounts (other than amounts reasonably in dispute) or on refunds due shall accrue daily from the due date of such unpaid amount or refund until the date paid at a rate equal to the prime interest rate per annum of Citibank, New York, New York, or its successor, plus 2%. In the event that payment of such amount is late, NMEM shall he entitled, in addition to any other rights and remedies available to NMEM at law or equity, upon forty-five (45) days prior written notice to POA to suspend and/or terminate performance, of its obligations hereunder provided POA shall not have fully cured such non-payment within the forty-five (45) day notice period. In such event, NMEM shall not be
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          required to resume performance until all outstanding obligations due
          NMEM are made current. If the event of default or breach by POA is a default or breach other than non-payment, POA shall have a reasonable period of time to cure such default or breach, so long as POA commences and diligently and continuously pursues to cure such default or breach within ninety (90) days of the date of notice of such default or breach.

     9. NMEM shall not be responsible for any liability or damages associated with the ownership or operation of the Facility and POA shall indemnify, defend and hold harmless NMEM, its officers, directors, employees or representatives for any claims, liabilities, costs or expense, including reasonable attorney's fees arising from or related to its ownership and operation of the Facility, including liabilities based on environmental claims or Hazardous Waste to the fullest extent permitted by law, except for claims based upon the negligence, gross negligence or willful misconduct of NMEM, which NMEM shall be fully liable and not subject to indemnification hereunder.

     10. This Marketing Agreement is not intended to create and shall not create any relationship of joint venture, or partnership, or any other association of like kind or type between the Parties or to impose any obligation or liability upon either Party other than those explicitly provided for herein. Consistent with NMEM's obligations hereunder, NMEM shall be POA's attorney-in-fact and agent for the explicit purposes stated herein.

     11. In the event of a breach of NMEM's obligations under this Marketing Agreement, NMEM's total liability for any claims, including claims for indemnity is limited to fees paid to NMEM under this Agreement. If no remedy or measure of damages is expressly provided, the liability of the non-performing party shall be limited to direct damages only and all other damages and remedies are waived. Except as provided in Paragraph 9, in no event shall either Party be liable to the other Party for consequential, incidental, punitive, exemplary or indirect damages in tort, for contract or otherwise.

     12. This Marketing Agreement shall be governed by the laws of the State of New York without reference to conflict of law principles. Venue for any claims based on this Marketing Agreement shall be in New York State Courts in Onondaga County or the United States District Court for the Northern District of New York.

     13. Neither Party may assign this Marketing Agreement nor any of its rights or responsibilities hereunder without the prior written consent of the other Party; such consent shall not be unreasonably withheld. Notwithstanding the foregoing, NMEM may assign payments to a third-party as collateral security for financing purposes or it may assign the Marketing Agreement to an affiliate without the prior consent of POA; and POA may assign its rights hereunder to a third party for financing purposes or it may assign the Marketing Agreement in the event of the sale of substantially all of the assets or equity interests of POA. Any such assignment shall be binding upon such
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          successors and assignors.

     14. Neither NMEM nor POA intends by the provision of this Marketing Agreement to create rights enforceable by anyone who is not a Party or a successor assignee of a Party to the Marketing Agreement.

     15. NMEM warrants that the services will be performed in conformance with professional standards prevailing in the applicable industry at the time of NMEM's performance. This warranty shall not apply where the failure to meet the warranty is the result of acts or omissions of persons other than NMEM, or of accidents not solely caused by NMEM. This express warranty is exclusive and no other warranties of any kind, whether statutory, written, oral or implied (including warranties of merchantability or fitness for use or for a particular purpose) shall apply to the services, all of which other warranties are expressly disclaimed.

     16. To the fullest extent permitted by law, NMEM agrees to indemnify and hold POA, its directors, officers, employees or representatives harmless from and against any and all damages, costs, expenses, including reasonable attorney's fees, claims or liabilities arising out of NMEM's failure to perform under this Marketing Agreement, except to the extent that such damages, costs, expenses, claims or liabilities arc attributable to the negligence or willful misconduct of POA. To the fullest extent permitted by law, POA agrees to indemnify and hold NMEM, its directors, officers, employees and representatives harmless from and against any and all damages, costs, expenses, including reasonable attorney's fees claims or liabilities arising out of or based on NMEM's performance under this Marketing Agreement to the extent that such damages, costs, expenses, claims or liabilities are not caused by the negligence or willful misconduct of NMEM. The indemnification, provided for in this Marketing Agreement shall survive for a period of two (2) years from the termination of this Marketing Agreement,

     17. Both Parties represent and warrant to each other that they are duly organized, validly existing and in good standing under the laws of the State of incorporation or formation and any jurisdiction which such Party is required to have authority to conduct business and that each Party has full authority to execute this Marketing Agreement and to perform its obligations under this Marketing Agreement. NMEM's and POA's signatories, to this Marketing Agreement hereby represent and warrant to each other that they are fully authorized to act on behalf of each entity, such that this Marketing Agreement, upon execution by such signatories, will constitute the legal, valid and binding obligation of NMEM and POA, enforceable against each in accordance with its terms. Each Party represents to the other the execution and delivery of this Marketing Agreement and the performance of its obligations will not violate any provision of any existing law or regulation applicable to it, or any existing order, judgment, award or decree of any court, arbitrator or governmental authority applicable to it.
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If the terms and conditions accurately reflect our understanding, please sign below and return an executed original to me.

                              Very truly yours,

                              /s/ James Cifaratta
                              -------------------------

                              James Cifaratta
                              Vice President Business Development



ACCEPTED AND AGREED BY PROJECT ORANGE ASSOCIATES, L.P.:


By G.A.S. Orange Associates, L.L.C., Its Managing General Partner;


By:  /s/ Adam Victor
    -------------------------
    Adam Victor, President